Exhibit 10.28

SECOND AMENDMENT TO MASTER REPURCHASE AGREEMENT

SECOND AMENDMENT TO MASTER REPURCHASE AGREEMENT dated as of October 14, 2016 (this “Amendment”), by and among CB LOAN NT-II, LLC, a Delaware limited liability company (“Seller”), and CITIBANK, N.A., a national banking association (“Buyer”), and acknowledged and agreed to by NORTHSTAR REAL ESTATE INCOME II, INC., a Maryland corporation (“Guarantor”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the MRA (defined below).
RECITALS
WHEREAS, Seller and Buyer are parties to that certain Master Repurchase Agreement, dated as of October 15, 2013, as amended by that certain First Amendment to Master Repurchase Agreement, dated as of June 30, 2014 (as the same may be further amended, supplemented or otherwise modified from time to time, the “MRA”);
WHEREAS, in connection with the MRA, Guarantor entered into that certain Limited Guaranty dated as of October 15, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Guaranty”), in favor of Buyer, guaranteeing certain obligations of Seller;
WHEREAS, Seller and Buyer wish to amend the MRA as more particularly set forth herein, and Guarantor wishes to reaffirm the covenants made in the Guaranty.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer and Guarantor hereby agree as follows:
SECTION 1.Amendment to Master Repurchase Agreement.
(a)    The following definitions in Section 2 of the MRA are hereby deleted in their entirety and the following corresponding definitions are substituted therefor:
“Facility Amount” shall mean $150,000,000.
“Facility Availability Period” shall mean the twenty-four month (24) period commencing on the date of this Amendment and ending on October 14, 2018.
“Fee Agreement” shall mean that certain Fee Letter (Second Amendment), dated as of October 14, 2016.
“Pricing Matrix” shall mean the matrix attached to the Fee Agreement which shall be used to determine the Applicable Spread for each Purchased Loan. The Applicable Spread for each Purchased Loan shall equal the number of basis points set forth under the column heading “Applicable Spread (bps)” which corresponds to the applicable Debt Yield (Purchase Price) for such Purchased Loan as of the Purchase Date.
“Purchase Price Percentage” shall mean, with respect to each Purchased Loan, the percentage determined on the related Purchase Date for such Purchased Loan (but not in excess of the maximum set forth in the Pricing Matrix) and set forth in the related Confirmation equal to the quotient obtained by dividing the Purchase Price for such Purchased Loan by the Market Value of such Purchase Loan as of such date.
“Required Liquidity Amount” shall mean an amount equal to the sum of:
(a) for any Purchased Loans subject to Transactions as of the date of this Amendment, the amount set forth in the right hand column below determined based upon the aggregate outstanding Purchase Price of such Purchased Loans from time to time set forth in the left hand column below:

Outstanding Purchase Prices ($MM)	Required Liquidity Amount ($MM)
Up to 22.5	3.75
22.5 to 35	6.25
35 to 50	7.50
50 to 65	9.25
65 to 70	12.00
70 to 85	13.50
85 to 100	15.00

plus, (b) for any Purchased Loans transferred by Seller to Buyer pursuant to Transactions entered into after the date of this Amendment, the amount set forth in the right hand column below determined based upon the aggregate outstanding Purchase Price of such Purchased Loans from time to time set forth in the left hand column below:

Outstanding Purchase Prices ($MM)	Required Liquidity Amount ($MM)
0-22.5	2.50
>22.5-35	4.17
>35-50	5.00
>50-65	6.17
>65-70	8.00
>70-85	9.00
>85-100	10.01
>100-115	11.67
>115-135	13.34
>135-150	15.01

SECTION 2.    Omnibus Amendment to Transaction Documents. Any references to the MRA in the Transaction Documents shall hereinafter refer to the MRA as modified by this Amendment.
SECTION 3.    Reaffirmation of Guaranty. Guarantor acknowledges the amendments and modifications of the MRA pursuant to this Amendment and hereby ratifies and reaffirms all of the terms, covenants and conditions of the Guaranty and agrees that the Guaranty remains unmodified by this Amendment and in full force and effect and enforceable in accordance with its terms.
SECTION 4.    Due Authority. Each of Seller and Guarantor hereby represents and warrants to Buyer that, as of the date hereof, (i) it has the power to execute, deliver and perform its respective obligations under this Amendment, (ii) this Amendment has been duly executed and delivered by it for good and valuable consideration, and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles, and (iii) neither the execution and delivery of this Amendment, nor the consummation by it of the transactions contemplated by this Amendment, nor compliance by it with the terms, conditions and provisions of this Amendment will conflict with or result in a breach of any of the terms, conditions or provisions of (A) its organizational documents, (B) any contractual obligation to which it is now a party or the rights under which have been assigned to it or the obligations under which have been assumed by it or to which its assets are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of it’s assets, other than pursuant to this Amendment, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (D) any applicable Requirement of Law, in the case of clauses (A)-(C) above, to the extent that such conflict or breach is reasonably likely to result in a Material Adverse Effect.
SECTION 5.    Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.
SECTION 6.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPALS.
SECTION 7.    MRA and Transaction Documents in Full Force and Effect. Except as expressly amended hereby, Seller and Guarantor acknowledge and agree that all of the terms, covenants and conditions of the MRA and the other Transaction Documents remain unmodified and in full force and effect and are hereby ratified and confirmed in all respects.
[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BUYER:
CITIBANK, N.A.
By:____/s/ Richard B. Schlenger__
Name: Richard B. Schlenger Title: Authorized Signatory

[signatures continued on next page]

SELLER:
CB LOAN NT-II, LLC,
a Delaware limited liability company
    By: NorthStar Real Estate Income Operating
           Partnership II, LP, a Delaware limited
           partnership, its sole equity member

          By: NorthStar Real Estate Income II, Inc.,
                 a Maryland corporation, its general partner

            By: ____/s/ Jenny B. Neslin____________

Name: Jenny B. Neslin
Title: General Counsel and Secretary

[signatures continued on next page]

ACKNOWLEDGED AND AGREED TO AS OF OCTOBER 14, 2016: GUARANTOR:
NORTHSTAR REAL ESTATE INCOME II, INC., a Maryland corporation

By:______/s/ Jenny B. Neslin____________
Name: Jenny B. Neslin Title: General Counsel and Secretary